EXHIBIT 99.4

April 29, 2015

We are writing to inform you that Advanced Medical Isotope Corporation (AMIC) is legally obligated to bring to your attention the matter of a miscalculation in the number of shares issued to you as indicated below. This error is in violation of our agreement and if not rectified, will be a violation of state and federal securities laws. You must quickly take action to rectify this situation pursuant to the options below.

Attention:  You have 10 business days to respond to this notice.

This correspondence is to notify you that under the __________________________________ your original warrants were adjusted and additionally the conversion floor price is adjusted to the par value of ADMD’s common stock under its Delaware corporate charter and other debt instruments which defines the par value as $0.001 in Article IV of the Certificate of Incorporation.

During the process of your conversions, the transfer agent erroneously issued excess common shares, in violation of the Company’s Delaware Certificate of Incorporation, thereby causing defective exercises. In addition, the opinion letters supplied by your counsel are defective. In order to remedy the situation and to ensure compliance with State and Federal securities laws, the situation can be remedied as outlined below.

1021 N. Kellogg Street   Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com

Per AMIC records, ________ has ________ exercisable at $.001 and ________  warrants exercisable at $.001.

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Pursuant to the defective exercises, ________  was issued ________ excess shares in ________, for a total of ________ excess shares issued from ________. The excess shares in ________  was due to the calculation of the conversion price at less than the $0.001 par value while the FMV was above the $0.001 par value. The excess shares in ________  was due to the calculation of the conversion price at less than the $0.001 par value while the FMV was less than the $0.001 par value.

EXERCISED					X=(Y(A-B))/A
Date	Warrants	CS Issued	correct conversion price	FMV	X	Y	A	B	Correct # Shares to Issue

As permitted by ________ the cashless warrant exercises in ________ were defective in that the exercise price was below Fair Market Value of the stock price.  The transfer agent erroneously issued such shares, and in order to remedy the situation, you can effectuate a cashless exercise for the ________ remaining ________  warrants today at purchase price/ exercise price of $0.001 and using $________ as the market price.  This will result in the issuance of ________ shares of common stock as offset shares.

Following the offset of the conversion shares with excess shares, ________  will still have ________ excess common shares improperly issued to you.  Because there is an insufficient amount of warrants remaining to cover the excess shares, we will direct our transfer agent to notify your clearing broker of the balance of the erroneous issuance (________ shares) and instruct the clearing broker that the delivery of the shares back to AMIC is required immediately.

James C. Katzaroff

Chief Executive Officer

Advanced Medical Isotope Corporation

jkatzaroff@isotopeworld.com

main – 509-736-4000

cell - 509-531-1671